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                                                                    Exhibit 99.1

                                LEVEN AGREEMENT

    This Agreement is made as of June 2, 2000, between Meridian Associates, L.P., an Illinois limited partnership ("MERIDIAN"), and Michael A. Leven and Andrea Leven (the "STOCKHOLDERS").

                                    RECITALS

    SDI, Inc., a Nevada corporation, HSA Properties, Inc., a Delaware corporation and Meridian have entered into a Recapitalization Agreement dated as of the date hereof with US Franchise Systems, Inc., a Delaware corporation (the "COMPANY"), contemplating, among other things, an investment by the Investors in new Preferred Stock of the Company and an offer by the Company to purchase shares of its Common Stock. The Stockholders are the record and beneficial owners of an aggregate of 1,555,303 Shares of Common Stock of the Company (the "SHARES"). The Investor Group has requested that the Stockholders enter into this Agreement simultaneously with the execution and delivery of the Recapitalization Agreement.

                                   AGREEMENT

    For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

    Section 1. DEFINED TERMS. Capitalized words used in this Agreement as defined terms shall have the meanings given to them in the Recapitalization Agreement, unless otherwise defined herein.

    Section 2.  STANDSTILL.

        (a) The Stockholders agree, solely in their capacity as stockholders of the Company, that for a period of 90 days subject to SECTION 4, the Stockholders shall not sell or otherwise dispose of or exchange the Shares for another class of securities except pursuant to a Superior Proposal, solicit or enter into discussions with anyone else regarding an offer to purchase or acquire their Shares (or enter into any agreement in advance to sell or exchange their Shares if such an offer is made), or vote their Shares in favor of a merger, consolidation, asset sale or similar transaction relating to the Company, or provide information or take any other action or make any statement that would reasonably be expected to adversely affect the transactions contemplated by the Recapitalization Agreement. The Stockholders will promptly advise Meridian of any proposals or discussions known to the Stockholders regarding any Acquisition Proposal or any attempt to acquire any of their Shares.

        (b) It is understood and agreed that the undertaking of the Stockholders in SECTION 2(a) applies to the Stockholders solely in their capacity as stockholders of the Company and shall not apply to actions, judgments, or decisions of Mr. Leven in his capacity as a director or officer of the Company as may be necessary to discharge his fiduciary duties as a director of the Company.

    Section 3.  VOTING OF SHARES.

    At any meeting of stockholders of the Company called for this purpose, the Stockholders shall vote their Shares and any other shares of Common Stock of the Company as to which the Stockholders or either of them have the power to vote, in person or by proxy, in favor of any resolution authorizing the issuance of the Preferred Stock and the Class A Common Stock issuable upon conversion of the B Preferred, the Charter Amendments, and any other matter necessary or advisable in order to consummate the transactions contemplated by the Recapitalization Agreement.

    Section 4.  TERMINATION

    The undertakings of the Stockholders in SECTION 2(a) AND SECTION 3 shall terminate if: (a) the Company's financial adviser advises the board of directors of the Company or its special committee that it will be unable to render an opinion, within five days after the date hereof and prior to the Offer, to the
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effect that the transactions contemplated by the Recapitalization Agreement are fair to stockholders of the Company from a financial point of view, unless the failure to do so results from the failure of the financial adviser to act in good faith; or (b) the Offer is terminated or withdrawn pursuant to
SECTION 5.3(c) of the Recapitalization Agreement or the Recapitalization Agreement is earlier terminated in accordance with SECTION 8.4 thereof.

    Section 5.  AGREEMENT REGARDING TENDER OFFER

    The Stockholders shall not tender for purchase pursuant to the Offer more of their Shares than will result in more than fifty percent (50%) of their Shares being acquired by the Company pursuant to the Offer. If Shares tendered by the Stockholders are subject to prorationing in the Offer, the Stockholders will request that the Company purchase the Stockholders' Class A Common Stock before purchasing any Class B Common Stock.

    Section 6. AMENDMENT AND WAIVER. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against Meridian or the Stockholders unless such modification, amendment or waiver is approved in writing signed by the party to be bound. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

    Section 7. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

    Section 8. ENTIRE AGREEMENT. Except as otherwise expressly set forth herein, this document, together with all other agreements to be executed and delivered by Mr. Leven in connection with the transactions contemplated by the Recapitalization Agreement, embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

    Section 9. SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Meridian and the Stockholders and any subsequent holders of the Shares and the respective successors and assigns of each of them, except that this Agreement may not be assigned without the prior written consent of the Company, which is an intended third party beneficiary of this provision.

    Section 10. DESCRIPTIVE HEADINGS. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

    Section 11. REMEDIES. Meridian shall be entitled to enforce its rights under this Agreement specifically to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that Meridian may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

    Section 12. NOTICES. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid) or sent by reputable overnight courier service (charges prepaid) to any other recipient at the address indicated on the signature pages

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hereof, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder when delivered personally, three days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.

    Section 13. GOVERNING LAW. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by the internal law, and not the law of conflicts, of Delaware.

    Section 14. COUNTERPARTS. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;
                            SIGNATURE PAGE FOLLOWS.]

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    IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

                                          MERIDIAN ASSOCIATES, L.P.

                                          By: Meridian Investments, Inc.

                                          By: /s/ H.S. Handelsman
                                             -----------------------------------

                                          Name: H.S. Handelsman
                                               ---------------------------------

                                          Its: Vice President
                                             -----------------------------------

                                          220 West Madison, Suite 3800
                                          Chicago, Illinois 60606
                                          Attention: Harold S. Handlesman

                                          /s/ Michael A. Leven
                                          --------------------------------------
                                          Michael A. Leven

                                          /s/ Andrea E. Leven
                                          --------------------------------------
                                          Andrea E. Leven

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